EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Mariner Health Care, Inc.
Boyd Gentry
Senior Vice President and Treasurer
678-443-6872

Mariner Health Care Announces Agreement to
Terminate Leases Relating to Seven Florida Facilities

ATLANTA, GEORGIA – October 27, 2003 – Mariner Health Care, Inc. (“Mariner”) (OTCBB: MHCA) announced today that it has entered into a definitive agreement with its current landlord to terminate seven capital leases with respect to skilled nursing facilities (“SNFs”) located in the State of Florida. The SNFs have 840 licensed beds. The termination of the capital leases will result in the elimination of approximately $30 million in Mariner’s indebtedness.

The landlord will enter into management agreements with affiliates of Sovereign Healthcare Holdings, LLC (“Sovereign”) to manage six of the seven SNFs. The remaining SNF will not be managed by Sovereign. Sovereign is a recently formed entity that leased nineteen of Mariner’s former Florida SNFs following their sale to Formation Capital, LLC and Longwing Real Estate Ventures, LLC effective October 1, 2003. The consummation of the proposed transaction is expected to occur on or about November 30, 2003, subject to satisfaction of customary closing conditions, including but not limited to, regulatory approvals.

Mariner is headquartered in Atlanta, Georgia and certain of its subsidiaries and affiliates own and/or operate approximately 275 skilled nursing and assisted living facilities as well as 12 long-term acute care hospitals representing approximately 33,000 beds across the country.

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Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Mariner cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance. For additional information regarding factors that may cause our results of operations to differ materially from those presented herein, please see “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

You can identify forward-looking statements as those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “contemplate,” “estimate,” “believe,” “plan,” “project,” “predict,” “potential” or “continue,” or the negative of these, or similar terms.

Any subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth or referred to above, as well as the risk factors contained in our Annual Report for the year ended December 31, 2002 on Form 10-K. Except as required by law, we disclaim any obligation to update such statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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